EXHIBIT 11
                              BellSouth Corporation
                        Computation of Earnings Per Share
                              (Dollars in Millions)

                                                      For the three months ended
                                                               March 31,
                                                          2003           2004
                                                          ----           ----

EARNINGS PER SHARE - BASIC:

Income From Continuing Operations Before
  Discontinued Operations and Cumulative Effect
  of Changes in Accounting Principle                      $ 850       $ 1,150

Discontinued Operations, net of tax                          65           449

Cumulative Effect of Changes in Accounting
  Principle, net of tax                                     315            --
                                                 --------------- -------------
Net Income                                               $1,230       $ 1,599
                                                 =============== =============


Weighted Average Shares Outstanding                       1,858         1,832

Earnings Per Common Share Before Discontinued
  Operations and Cumulative Effect of Changes in
  Accounting Principle                                   $ 0.46        $ 0.63

Discontinued Operations, net of tax                        0.03          0.25

Cumulative Effect of Changes in Accounting
  Principle, net of tax                                    0.17            --
                                                 --------------- -------------
Earnings Per Share*                                      $ 0.66         $0.87
                                                 =============== =============



EARNINGS PER SHARE - DILUTED:


Income From Continuing Operations Before
  Discontinued Operations and Cumulative Effect
  of Changes in Accounting Principle                      $ 850       $ 1,150

Discontinued Operations, net of tax                          65           449

Cumulative Effect of Changes in Accounting
  Principle, net of tax                                     315            --
                                                 --------------- -------------
Net Income                                               $1,230       $ 1,599
                                                 =============== =============


Weighted Average Shares Outstanding                       1,858         1,832

Incremental shares from assumed exercise of stock
  options and payment of performance share awards
                                                              3             6
                                                 --------------- -------------
Diluted Shares Outstanding                                1,861         1,838
                                                 =============== =============


Earnings Per Common Share Before Discontinued
  Operations and Cumulative Effect of Changes in
  Accounting Principle                                   $ 0.46        $ 0.63

Discontinued Operations, net of tax                        0.03          0.24

Cumulative Effect of Changes in Accounting
  Principle, net of tax                                    0.17            --
                                                 --------------- -------------
Earnings Per Share                                       $ 0.66        $ 0.87
                                                 =============== =============

*Earnings Per Share does not sum due to rounding.